Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  16



                      (A fee is not being paid with this statement)



                              ADC TELECOMMUNICATIONS, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        000886101
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 4,902,748

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 4,902,748

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 4,902,748

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 7.83  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 708,200

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 708,200

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 708,200

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.13  %

  12.  Type of Reporting Person: IA

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,284,800

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,284,800

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,284,800

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.05  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     ADC TELECOMMUNICATIONS, INC.
                     4900 WEST 78TH STREET
                     MINNEAPOLIS, MN.  55435

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 6,895,748 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 11.01 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/23/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          4,902,748  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            450,000  shares
  State Farm Balanced Fund Inc.                    IV            258,200  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                           1,013,000  shares
    Balanced Account                                             271,800  shares
                                                       ___________________

  TOTAL SHARES                                                 6,895,748  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   1



                      (A fee is not being paid with this statement)



                              AGOURON PHARMACEUTICALS INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        008488108
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 300,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 300,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 300,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.87  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     AGOURON PHARMACEUTICALS INC.
                     10350 NORTH TORREY PINES ROAD
                     SUITE 100
                     LA JOLLA, CA.  92037-1020

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 300,000 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 2.87 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: yes; see item 4(b)
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/23/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            300,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                   300,000  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  10



                      (A fee is not being paid with this statement)



                             BIOTECHNICA INTERNATIONAL, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        090915109
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 11,324,051

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 11,324,051

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 11,324,051

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 9.81  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     BIOTECHNICA INTERNATIONAL, INC.
                     4001 N. WAR MEMORIAL DRIVE
                     PEORIA, ILLINOIS   61604

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 11,324,051 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 9.81 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/23/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC         11,324,051  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                11,324,051  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   6



                      (A fee is not being paid with this statement)



                                      BIOMET, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        090613100
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 4,182,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 4,182,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 4,182,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.62  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 1,955,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,955,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,955,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.69  %

  12.  Type of Reporting Person: IA

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,140,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,140,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,140,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.85  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     BIOMET, INC.
                     AIRPORT INDUSTRIAL PARK
                     P.O. BOX 587
                     WARSAW, IND.  46581-0587

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 8,277,000 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 7.17 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/23/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          4,182,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV          1,550,000  shares
  State Farm Balanced Fund Inc.                    IV            405,000  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                           1,670,000  shares
    Balanced Account                                             470,000  shares
                                                       ___________________

  TOTAL SHARES                                                 8,277,000  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  16



                      (A fee is not being paid with this statement)



                                   BANPONCE CORP. NEW
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        066704107
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 854,272

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 854,272

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 854,272

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.59  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 230,780

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 230,780

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 230,780

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.70  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 647,510

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 647,510

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 647,510

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.96  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 682,969

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 682,969

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 682,969

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.07  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     BANPONCE CORP. NEW
                     BANCO POPULAR CENTER
                     209 MUNOZ RIVERA AVE, HATO REY
                     SAN JUAN, PR  00918

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,415,531 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 7.33 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/23/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            854,272  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            230,780  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            529,029  shares
  State Farm Balanced Fund Inc.                    IV            118,481  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             542,923  shares
    Balanced Account                                             140,046  shares
                                                       ___________________

  TOTAL SHARES                                                 2,415,531  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  18



                      (A fee is not being paid with this statement)



                                   HON INDUSTRIES INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        438092108
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 880,800

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 880,800

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 880,800

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.89  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 246,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 246,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 246,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.80  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 799,600

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 799,600

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 799,600

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.63  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 888,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 888,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 888,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.92  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 868,800

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 868,800

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 868,800

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.85  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     HON INDUSTRIES INC.
                     P.O. BOX 1109
                     414 EAST THIRD STREET
                     MUSCATINE, IOWA  52761-7109

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 3,683,200 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 12.12 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/23/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            880,800  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            246,000  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            719,600  shares
  State Farm Balanced Fund Inc.                    IV             80,000  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP            888,000  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             800,400  shares
    Balanced Account                                              68,400  shares
                                                       ___________________

  TOTAL SHARES                                                 3,683,200  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   6



                      (A fee is not being paid with this statement)



                               IMMUNE RESPONSE CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        45252T106
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,128,572

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,128,572

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,128,572

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 6.73  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     IMMUNE RESPONSE CORPORATION
                     5935 DARWIN COURT
                     CARLSBAD, CA.  92008

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 1,128,572 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 6.73 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/23/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,128,572  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 1,128,572  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   7



                      (A fee is not being paid with this statement)



                                  LIBERTY BANCORP INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        530175108
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 645,161

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 645,161

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 645,161

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 6.80  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     LIBERTY BANCORP INC.
                     LIBERTY TOWER
                     100 NORTH BROADWAY
                     OKLAHOMA CITY, OKLA.  73102

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 645,161 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 6.80 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/23/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            645,161  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                   645,161  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   9



                      (A fee is not being paid with this statement)



                            LATTICE SEMICONDUCTOR CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        518415104
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,625,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,625,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,625,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 7.38  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     LATTICE SEMICONDUCTOR CORPORATION
                     5555 NORTH EAST MOORE COURT
                     HILLSBORO, ORE.  97124-6421

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 1,625,000 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 7.38 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/23/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,625,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 1,625,000  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   8



                      (A fee is not being paid with this statement)



                    MC CORMICK & COMPANY, INCORPORATED, NON-VOTING
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        579780206
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,444,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,444,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,444,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.56  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,616,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,616,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,616,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.35  %

  12.  Type of Reporting Person: EP

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     MC CORMICK & COMPANY, INCORPORATED
                     18 LOVETON CIRCLE
                     SPARKS, MD.  21152-6000

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 4,060,000 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 5.92 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/23/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          2,444,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP          1,616,000  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 4,060,000  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  11



                      (A fee is not being paid with this statement)



                                    ROTO-ROOTER, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        778786103
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 463,066

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 463,066

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 463,066

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 9.03  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     ROTO-ROOTER, INC.
                     2500 CHEMED CENTER
                     255 E. FIFTH STREET
                     CINCINNATI, OHIO   45202

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 463,066 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 9.03 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/23/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            463,066  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                   463,066  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  17



                      (A fee is not being paid with this statement)



                                SIGMA-ALDRICH CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        826552101
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,649,640

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,649,640

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,649,640

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.30  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Life Insurance Company  37-0533090
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 61,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 61,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 61,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.12  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 734,100

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 734,100

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 734,100

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.47  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,198,800

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,198,800

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,198,800

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.40  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 595,500

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 595,500

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 595,500

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.19  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     SIGMA-ALDRICH CORPORATION
                     3050 SPRUCE STREET
                     ST. LOUIS, MO.  63103

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 4,239,040 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 8.50 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/23/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,649,640  shares
  State Farm Life Insurance Company                IC             61,000  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            630,600  shares
  State Farm Balanced Fund Inc.                    IV            103,500  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP          1,198,800  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             510,600  shares
    Balanced Account                                              84,900  shares
                                                       ___________________

  TOTAL SHARES                                                 4,239,040  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   8



                      (A fee is not being paid with this statement)



                             SEQUENT COMPUTER SYSTEMS, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        817338106
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,715,950

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,715,950

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,715,950

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 5.19  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 533,300

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 533,300

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 533,300

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.61  %

  12.  Type of Reporting Person: EP

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     SEQUENT COMPUTER SYSTEMS, INC.
                     15450 S.W. KOLL PARKWAY
                     BEAVERTON, ORE.  97006-6063

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,249,250 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 6.80 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/23/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,715,950  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP            533,300  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 2,249,250  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  13



                      (A fee is not being paid with this statement)



                                 STAR TECHNOLOGIES, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        855193108
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,217,334           *

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,217,334           *

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person:
1,217,334           *

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 6.06  %

  12.  Type of Reporting Person: IC
  * Includes shares which could be acquired through conversion of other securities. See Item 4(a).
                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     STAR TECHNOLOGIES, INC.
                     515 SHAW ROAD
                     STERLING, VIRGINIA  20166

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 1,217,334 shares on 12/31/1995
              _________________________

       Including 201,600 shares which could be acquired through conversion of other securities.

  Item 4(b).  Percent of Class: 6.06 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/23/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,217,334* shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 1,217,334* shares

  * Includes shares which could be acquired through conversion of other securities. See Item 4(a).
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  14



                      (A fee is not being paid with this statement)



                                TMBR SHARP DRILLING INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        87257P101
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 394,750

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 394,750

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 394,750

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 12.11 %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 5,250

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 5,250

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 5,250

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.16  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     TMBR SHARP DRILLING INC.
                     4607 WEST INDUSTRIAL BLDG.
                     MIDLAND, TEXAS  79702

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 400,000 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 12.27 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/23/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            394,750  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC              5,250  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                   400,000  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  16



                      (A fee is not being paid with this statement)



                                TOM BROWN, INC.  (TMBRV)
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        115660201
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,200,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,200,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,200,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 11.24 %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 20,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 20,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 20,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.10  %

  12.  Type of Reporting Person: EP

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     TOM BROWN, INC.  (TMBRV)
                     500 EMPIRE PLAZA BLDG.
                     P.O. BOX 2608
                     MIDLAND, TEXAS  79702

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,220,000 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 11.34 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/23/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          2,200,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP             20,000  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 2,220,000  shares